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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                        SOURCE: CATHAY MERCHANT GROUP, INC.


                 CATHAY MERCHANT GROUP TO TRADE UNDER NEW SYMBOL

SHANGHAI, CHINA (October 7, 2004) - Cathay Merchant Group, Inc., formerly Equidyne Corporation (AMEX: IJX), announced today that it will now trade under the new stock symbol "CMQ" in conjunction with its recent name change. The change takes place beginning with today's trading. In addition, the company has been issued a new CUSIP number from the CUSIP Service Bureau.

The company recently changed its name to Cathay Merchant Group, Inc. to better identify itself and its primary business as a financial holding company operating through its subsidiary, CMG Shanghai Ltd., an international merchant banking company organized under the laws of the People's Republic of China. The new name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange their stock certificates that they currently hold.

ABOUT CATHAY MERCHANT GROUP, INC.

Cathay Merchant Group, Inc. is a financial holding company whose business is conducted primarily through its operating subsidiary, CMG Shanghai Ltd., a company organized under the laws of the People's Republic of China ("CMG Shanghai"). CMG Shanghai is an international merchant banking company engaged in a broad spectrum of activities related to the integrated combination of banking, trading, financing commercial trade and proprietary investing. CMG Shanghai's merchant banking activities include providing specialized banking and corporate finance services and advising clients on corporate strategy and structure, including mergers and acquisitions and capital raising. These activities also include proprietary trading in commodities and natural resources and proprietary investing of CMG Shanghai's own capital in enterprises to realize long-term or trading gains. CMG Shanghai acts for clients located in the People's Republic of China, Hong Kong, Taiwan and other portions of the Asian market.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements which typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan," their negatives and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe the company's expectations, plans, strategies and goals and the company's beliefs concerning future business conditions, results of operations, financial position, and business outlook or state other "forward-looking" information based on currently available information. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY MERCHANT GROUP, INC. CONTACT:
Michael Smith, Secretary
Phone: +86-21-6353-0012